Exhibit 99.1 - Press Release issued on June 27, 2003.

                                                                    NEWS RELEASE

                     ONE PRICE CLOTHING ANNOUNCES COMPLETION
                         OF STRATEGIC EQUITY INVESTMENT
                      BY AFFILIATE OF SUN CAPITAL PARTNERS

Duncan, SC, June 27, 2003 - One Price Clothing Stores, Inc., an operator of a national chain of 568 retail specialty stores offering first quality, in-season apparel and accessories for women and children, today announced the completion of its previously disclosed equity investment by an affiliate of Sun Capital Partners, Inc., a Boca Raton-based private investment firm.

In the transaction, the Sun Capital affiliate paid a total purchase price of $7.0 million for 5,119,101 shares of the Company's common stock and 100 shares of the Company's Series A Preferred Stock that will be convertible into an aggregate of 11,964,500 shares of the Company's common stock at such time as the number of shares of the Company's common stock authorized for issuance is increased to allow such conversion. The shares that were issued today pursuant to this investment were authorized but unissued shares of the Company. As a result of the investment, the Sun Capital affiliate now owns an aggregate of approximately 85% of the Company's voting securities.

The Company also said that it completed an amendment to its existing credit facility with Congress Financial Corporation (Southern) to increase the size of the facility from $44.65 million to $54.65 million. In order to satisfy a condition to the closing of both the equity investment and the credit facility increase, the Company also announced that it successfully obtained certain concessions from its vendors.

"We are very pleased to announce the completion of the Sun Capital equity investment and the credit facility increase with our existing bank group," commented Leonard M. Snyder, Chief Executive Officer. "We especially appreciate the support from our vendors which was instrumental to the completion of the transaction. The new capital that Sun Capital's equity investment provides, coupled with additional flexibility created by our enhanced credit facility and the support of our vendors, is expected to strengthen One Price and facilitate the roll-out of our tri-box store concept. We welcome Sun Capital as our new equity partner and look forward to benefiting from their involvement with One Price."

"We are excited about our investment in One Price and believe the Company is now positioned for success," stated M. Steven Liff, Principal at Sun Capital Partners, Inc. "The support from the vendor community has been tremendous, indicating that the Company has a special niche in the market that the manufacturers believe in. The management team has also demonstrated their leadership capabilities and credibility in the marketplace, and we are looking forward to helping Lenny Snyder and his team continue to build the One Price concept."

In connection with the investment, the Company named four new directors to fill two existing vacancies and two vacancies created by the resignations of Laurie
M. Shahon and Renee M. Love. The new directors are Marc J. Leder and Rodger R. Krouse, both co-founders and Managing Directors of Sun Capital Partners, Inc., Clarence E. Terry, a Managing Director of Sun Capital Partners, Inc., and Lynn Skillen, a Vice President of Sun Capital Partners, Inc. The Company also announced that, after determining that its listing on the NASDAQ SmallCap Market no longer met NASDAQ's listing criteria, such listing was terminated after completing trading on June 24, 2003. The Company is in the process of working with market makers to have its common stock quoted on the Over-the-Counter Bulletin Board.

One Price Clothing Stores, Inc. currently operates 568 stores in 30 states, the District of Columbia, Puerto Rico and the U.S. Virgin Islands under the One Price & More!, BestPrice! Fashions and BestPrice! Kids brands. For more information about One Price, visit www.oneprice.com.

Sun Capital Partners, Inc. is a leading private investment firm focused on leveraged buyouts of market-leading companies that can benefit from its in-house operating professionals and experience. Sun Capital has invested in approximately 50 companies during the past several years with combined sales in excess of $7 billion. Sun Capital has more than $700 million under management and is making new investments through Sun Capital Partners III, LP and Sun Capital Partners III QP, LP, together, a $500 million fund raised in January 2003. Participating in Sun Capital's fund are leading fund-of-funds investors, university endowments, pension funds, financial institutions and high net worth individuals, families and trusts. For more information about Sun Capital, visit www.SunCapPart.com.


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FORWARD LOOKING STATEMENTS - All statements contained in this press release as to future expectations and financial results including, but not limited to, statements containing the words "believes," "anticipates," "expects," "projects," "should," "will," "plans" and similar expressions, should be considered forward-looking statements subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. The statements may address items such as the anticipated benefits from the support and participation of Sun Capital, future sales, earnings expectations, planned store openings, closings and expansions, future comparable store sales, future product sourcing plans, inventory levels, planned capital expenditures and future cash needs. In addition, the Company may issue additional press releases and other written communications, and representatives of the Company may make oral statements which contain forward-looking information. There are a number of important factors that could cause the Company's actual results in fiscal 2003 and beyond to differ materially from those expressed in such forward-looking statements. These factors include, but are not limited to, general economic conditions; fluctuations in interest rates and other economic factors; the military action in Iraq and its effect on consumer spending; consumer preferences; weather patterns; competitive factors; pricing and promotional activities of competitors; the impact of excess retail capacity and the availability of desirable store locations on suitable terms; the availability, selection and purchasing of attractive merchandise on favorable terms; credit availability, including adequate levels of credit support provided to certain of the Company's vendors by factors and insurance companies; access to additional debt or equity financing; the effect of litigation resulting from the Company's operations; import risks, including potential disruptions and duties, tariffs and quotas on imported merchandise; regulatory matters, including legislation affecting wage rates; and other factors described in the Company's filings with the Securities and Exchange Commission from time to time. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

CONTACTS:

H. Dane Reynolds, Senior Vice President & Chief Financial Officer, or C. Burt Duren, Vice President-Finance & Treasurer, both of One Price Clothing Stores, Inc., phone: 864/433-8888.

M. Steven Liff, Rodger R. Krouse or Marc J. Leder, all of Sun Capital Partners, Inc., phone: 561/394-0550.


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